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                                                                Exhibit 10.17(b)

July 12, 1996



Mr. Richard Crandall
2129 Devonshire Road
Ann Arbor, MI  48401

Dear Rick:

     Effective July 1, 1996, you will be granted 20,000 non-qualified stock options at the then current exercise price subject to the Board of Directors' approval, in exchange for your services for the next twelve months as an Advising Cabinet member to Giga Information Group. These options will be issue under the 1995 Stock Option/Stock Issuance Plan, exercisable to purchase shares of Common Stock and will provide for 25% vesting after one year from initial date of grant (July 1, 1996) and continued monthly vesting thereafter over the next thirty-six (36) months ensuring that you will be fully vested after forty-eight (48) months. In the event that you discontinue your role as a cabinet member, but continue as a board member, your shares will continue to vest at this rate.

     You will receive the formal Stock Option Agreement following approval of this grant after the next board meeting.

     If you have any questions, please call me at 617-577-4800.

                                            Sincerely,


                                            /s/ Kenneth E. Marshall

                                            Kenneth Marshall


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                                            President & COO

                                            Giga Information Group, Inc.